Exhibit 99.1

Trevena Announces Pricing of $50 Million Public Offering of Common Stock

CHESTERBROOK, Pa., August 12, 2020 (GLOBE NEWSWIRE) -- Trevena, Inc. (Nasdaq: TRVN) (“Trevena” or the “Company”), a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with central nervous system (“CNS”) disorders, announced today the pricing of its previously announced underwritten public offering of 21,739,131 shares of its common stock at a public offering price of $2.30 per share. Trevena has also granted the underwriters a 30-day option to purchase up to 3,260,869 additional shares of common stock, at the public offering price, less underwriting discounts and commissions. The gross proceeds of the offering are expected to be approximately $50 million, before deducting the underwriting discounts and commissions and other offering expenses. The closing of the offering is expected to occur on or about August 14, 2020, subject to the satisfaction of customary closing conditions.

Guggenheim Securities, LLC is acting as lead book-running manager for the offering. Cantor Fitzgerald & Co. is also acting as book-running manager for the offering. JMP Securities LLC and Oppenheimer & Co. Inc. are acting as co-lead managers for the offering. H.C. Wainwright & Co., LLC is also acting as co-manager for the offering.

Trevena intends to use the net proceeds from the offering primarily to fund the commercialization of OLINVYK, to support the clinical development of its pipelines assets and for working capital and general corporate purposes.

The offering is being conducted by Trevena pursuant to a shelf registration statement on Form S-3 (File No. 333-225685) previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”) on June 15, 2018 and a preliminary prospectus supplement filed with the SEC on August 11, 2020. A final prospectus supplement and an accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, New York, NY 10017 or by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

Before investing in the offering, you should read the prospectus supplement and the accompanying prospectus, and the other documents that Trevena has filed with the SEC that are incorporated by reference in the prospectus supplement and the accompanying prospectus, in their entirety, which provide more information about Trevena and the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The offering will be made only by means of a prospectus supplement and the accompanying prospectus that forms a part of the registration statement.

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with CNS disorders. The Company has one approved product in the U.S., OLINVYK™ (oliceridine) injection, indicated in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate. The Company also has four novel and differentiated investigational drug candidates: TRV250 for the acute treatment of migraine, TRV734 for maintenance treatment of opioid use disorder, and TRV027 for acute lung injury / abnormal blood clotting in COVID-19 patients. The Company has also identified TRV045, a novel S1P receptor modulator that may offer a new, non-opioid approach to treating a variety of CNS disorders.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements regarding the Company’s expectations on the completion, timing and size of the proposed public offering and the anticipated use of proceeds therefrom, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “objective,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “ongoing,” or the negative of these terms or similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the commercialization of any approved drug product, the status, timing, costs, results and interpretation of the Company’s clinical trials or any future trials of any of the Company’s investigational drug candidates; the uncertainties inherent in conducting clinical trials; expectations for regulatory interactions, submissions and approvals, including the Company’s assessment of the discussions with the FDA or other regulatory agencies about any and all of its programs; uncertainties related to the commercialization of OLINVYK; available funding; uncertainties related to the Company’s intellectual property; uncertainties related to the ongoing COVID-19 pandemic, other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates; and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

For more information, please contact:

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors, LLC

daniel@lifesciadvisors.com

(617) 430-7576

Company Contact:

Bob Yoder

SVP and Chief Business Officer

Trevena, Inc.

(610) 354-8840